EXHIBIT 99.2

Final Transcript

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CCBN StreetEvents Conference Call Transcript

QMDC.PK—QUADRAMED CORP at UBS Global Healthcare Services Conference

Event Date/Time: Feb. 03. 2004 / 4:00PM ET

PARTICIPANTS

Rob Kyle

UBS—Analyst, Healthcare Equity Research

Larry English

QuadraMed—Chairman and CEO

PRESENTATION

Rob Kyle - UBS — Analyst, Healthcare Equity Research

Good afternoon, everyone, and thanks for coming. My name is Rob Kyle. I’m an analyst on UBS’s Healthcare Equity Research Team, and it’s my pleasure to introduce our next company, QuadraMed. And joining us from QuadraMed today, we’re very pleased to have Larry English, who is Chairman and CEO of the company.

And with that, I’ll hand the podium to Larry.

Larry English - QuadraMed — Chairman and CEO

Thank you very much, Rob. I thank UBS for the invitation and for all the trouble putting this kind of an event together. I’m really pleased to be here.

I want to read the safe harbor statement for those of you who have not seen it before. It tells you that we will be making forward-looking statements that you should not rely on and then that you should look to our SEC filings, which are available at Edgar or through our Web site.

I want to accomplish four things this afternoon. First, I’m going to describe our recent history, which for reasons that will become obvious to you, we’re eager to put behind us. Second, I’ll describe the market, the opportunity we believe we have for profitable growth and our strategy for exploiting that growth. And then finally, third, I will provide an overview of our products and services. And finally, I’ll make some comments on recent financial results and what you can expect going forward.

QuadraMed’s history has been like a rollercoaster ride. The slide I have here, Juxtapositions/Events, with the rise and fall of our share price. There was a period of rapid growth through acquisition, a classic 1990s roll-up. That was followed by a period of uncertainty, when customers and investors lost confidence in the founding management’s ability to integrate the acquisitions or to develop a cohesive strategy for the company. The stock price sank. Key managers deserted the company, lawsuits were filed, expenses got out of control.

I was brought in in June of 2000 as a turnaround manager, and I accepted the assignment because I thought QuadraMed had all of the right ingredients for a successful turnaround. There were businesses that were clearly worth saving, units that had real customers, real recurring revenue and the potential for growth. There was enough cash on the balance sheet to get me through the crisis period. And finally, the founder and the board agreed that I’d be given a free hand to implement an aggressive turnaround plan.

We brought in a new management team, we cut costs, closed unprofitable operations, sold off non-strategic businesses, raised cash, used the excess cash to reduce debt. And in 2001, we developed a go-forward strategy and began to implement that strategy.

The market responded favorably to this rapid turn of events, and the share price recovered. Then, the restatement phase began late in the second quarter of 2002 when new auditors raised issues about revenue recognition, and then informed us that they could not go forward, primarily because they were not satisfied with the documentation that would assure them that the accounting for the many acquisitions made between 1997 and 1999 had been done correctly.

Those were years that were audited by Arthur Andersen. And this was shortly after Andersen’s demise, the enactment of Sarbanes-Oxley and the emergence of a number of corporate scandals—Enron, Worldcom and Tyco.

The restatement phase was not fun. The process was very complex. It took so long that after six months, NASDAQ finally delisted the company’s stock, and that triggered a repurchase event for the $70 million in debt that still remained on the balance sheet. I can tell you that restructuring debt without audited financials and without going into bankruptcy was viewed by many people as an impossible task, but somehow, we got it done.

And in June of 2003, we completed the restatement. I can tell you that we are now current with our 1934 act filing requirements, and we intend to stay current.

Explaining the restated financials would take hours, if not days, so I’ll summarize it the way I came to understand it, by directing your attention to the balance sheet for December 31st, 2001. Although we restated the first quarter of 2002 as well, this pretty much sums up the restatement. Note that cash did not change as a result of the restatement.

What did change is a reduction in shareholder equity of $15 million, because we had recognized about $12 million in revenue too early, earlier than we should have. That resulted in an increase in deferred revenue of approximately $12 million, and we had some billed some accounts earlier than we should have, resulting in the reduction of about $4 million in accounts receivable. That basically sums up six months and millions of dollars worth of work on the restatement.

We found nothing wrong with the acquisition accounting, and many people looking at it found no evidence of fraud.

The restatement and the restructuring are behind us. We do still have an SEC investigation underway. It is focused on transactions that took place four and five years ago—five and six years ago now, 1999 and 1998. No current employee or director has been implicated in any way, and as I said, all of the professionals we’ve had helping us restate and investigate our books have been unable to detect any fraud.

There is the obligatory shareholder suit, but again, the company believes it has done nothing wrong, and we intend to deliver—to defend ourselves vigorously. That brings us to turnaround two.

Whenever I tell the restatement story, listeners are somewhat incredulous as to how a company of our size survived such an ordeal. The answer is simple—we are a strong company. We are in a large and growing market. We have innovative products that are very much in demand. We have loyal customers, many of whom buy more applications from us each year. We have meaningful recurring revenue, and we have a mature and established management team.

So let me focus on the future and why we think it’s bright. QuadraMed is a healthcare information technology and healthcare information technology is a big and growing market. We develop, sell, install and maintain enterprise-level systems, patient management systems, clinical systems and medical records systems that help hospitals improve their overall efficiency, their revenue cycle, and the delivery of quality healthcare.

As I’m sure many of you know, hospitals are under enormous pressure to increase their use of technology to improve their performance. The need to increase the use of technology to improve patient safety became clearly evident in 1999 when the Institute of Medicine published its frequent cited report, “To Err is Human,” suggesting that preventable medical errors in today’s hospitals were accountable for between 44,000 and 98,000 deaths a year. Astonishing. In addition to the IOM report, private industry has focused on the cost and human toll attributable to medical industries.

More than 145 public and private organizations have formed a coalition known as the Leapfrog Group. Leapfrog is using its significant healthcare purchasing power to demand the use of technology to improve the quality of care, reduce errors and lower the associated cost.

The federal government is also driving the need for technology. The Center for Medicare and Medicaid Services is encouraging the use of electronic health records systems to improve care quality by putting better clinical data in the hands of clinicians.

All of this makes it clear that hospitals must increase their IT budgets. Typically, on average, healthcare providers have spent about 2.5% of their budgets on technology, compared to 5% to 10% for the rest of industry. The result is too much reliance on paper and the waste and tragic errors that result from that can no longer be tolerated.

This slide shows the results of Gundquist (ph) & Associates’ annual report, indicating that healthcare information technology spending will increase in the U.S. from $20 billion in 2001 to almost $30 billion in 2005.

We believe QuadraMed is well positioned to participate in this growth. Since 2001, our strategy has been to increase our market share by enhancing our existing software products, developing or acquiring new software products that are both affordable and user friendly and that meet the growing demand among hospitals for improved patient safety, fewer medical errors, and increased efficiency.

To achieve that goal, we have combined the considerable healthcare experience of our management team and our product managers with the technological skill of an excellent development engineering team, to make sure that QuadraMed products are designed by people who know and understand healthcare, and are built using the most modern technology. In spite of the distraction caused by the restatement, we have stayed focused on this strategy. Throughout the restatement period, we continued to make appropriate investments in R&D.

We introduced several new products, including computerized physician order entry, and we made considerable progress migrating our products that came to us through many acquisitions to a modern architecture.

We also have an active M&A program aimed at complementing our core products. From an analysis of our pipeline, from discussions with our customers and our sales force, we have identified a number of products that our customers currently need, and we believe that in many cases, it is faster and cheaper to buy them than to develop them ourselves.

Pharmacy, laboratory systems and radiology head the list. We acquired PDS’ pharmacy in 2002, and today we are announcing that we are nearing the completion of the acquisition of Detente Systems, headquartered in Sydney, Australia. Detente is a clinical software company focused on lab and radiology. They have been in business since 1982. They have a customer base in Australia, New Zealand and the United Kingdom. Their technology is similar to ours, so we expect to complete the integration and Americanization of the product quickly, and we already have a pipeline of prospects.

This acquisition, which we expect will close within a week, is another important step in filling out our product line. We are actively pursuing other acquisition candidates to fill in the other areas on the slide.

Today, our products fall into two broad categories—revenue cycle management applications describe the integrated registration, medical records, patient accounting, billing, coding, medical necessity and compliance products, and a full-service A/R recovery service that we offer. Our patient safety applications are designed to put critical patient informations in the right hands at the right time. They include fully integrated clinical solutions, 21st century Web-based, computerized physician order entry, and an embedded clinical decision support system.

We offer these products either on a fully integrated basis or a modular basis. Our ability to sell on a modular basis means that we can work with legacy systems, and that gives us a competitive advantage for those institutions who want the improved functionality we can give them, but don’t want to abandon the investment they’ve already made in existing system.

It also means when we sell it that way that we have additional vertical sales opportunity down the road. Our ability to offer fully integrated systems, on the other hand, meets what we perceive to be the growing market trend for buyers to want to deal with fewer IT vendors.

On an integrated basis, our products are sold under the Affinity Enterprise Solution brand name. Our coding, compliance, abstracting and chart management products are sold on a standalone basis under the brand name of Quantim. The products are installed in 1,900 hospitals around the United States, and as you can see, they’re quite scalable—from L.A. County, which is one of the largest healthcare institutions in the country, running our Affinity System, to a small specialty hospital like Madonna Rehab in Lincoln, Nebraska, a 50-bed rehab center.

Now let me turn to financial results. Sales, particularly sales of enterprise systems, were obviously hurt during the restatement period. In addition, spending on accountants and attorneys ballooned during that period.

However, we are rapidly regaining sales momentum and our financial results continue to improve. New sales in the fourth quarter of 2003 were remarkably strong. We booked four new Affinity enterprise contracts, Marion General Hospital, a 192-bed acute care facility, Chester River Hospital Center, a community organization affiliated with Johns Hopkins, the Correctional Health Service Corporation of Puerto Rico, and Community Hospital, an 800-bed multi-hospital system in the greater Chicago metropolitan area.

Now, there’s normally a year-long sales cycle for these sales, and during the first half of the year, we couldn’t produce audited financials, so we were out of the running in terms of RFPs. To be able to bring these four deals home is a great tribute to our sales force. And indeed, our bookings have improved since almost the moment we completed our restatement.

The strength of our new clinical applications, which is where we’ve been investing our R&D dollars, including computerized physician order entry, patient charting, order management,

medication management were key factors in three of those four sales, confirming, we believe, that we’re on the right track strategically.

Other fourth quarter highlights include Los Angeles County, Department of Health Service, a very large, long-term client, again renewed their maintenance service contract with us. Our market share for our coding and compliance products in the Department of Veteran’s Affairs hospitals continued to expand. New contracts for our standalone Quantim Coding and Compliance product exceeded our expectations, and we introduced yet another new product, Quantim Abstracting, which brings the total number of applications on our new technology platform to seven that we’ve introduced in less than 24 months.

Now here’s the picture of sequential revenue results through three quarters of 2003, and an estimate for the fourth quarter.

Revenue increased modestly in each of the first three quarters, from $29.2 million in Q1 to $29.4 million in Q2, to $29.7 million in Q3. This might not seem like impressive growth. However, keep in mind the enormous uncertainty that characterized the first half of the year as we struggled to complete the restatement and restructure the debt.

Even with that, through nine months, revenues increased 12% over the same period in 2002. Now, our full-year revenue guidance suggests that we’ll do between $29 million and $33 million in revenue in Q4. We remain confident that we will be within that range or potentially above it. The slide I’m using simply pegs the fourth quarter at $31 million, which would be the midpoint in our guidance.

Our gross margins varied from quarter to quarter, depending on revenue mix, but generally will average out at around 60%. Operating expenses have gone down rapidly as we wound down spending on the restatement. Loss from operations has improved each quarter, as has the net loss, and cash from operating activities turned positive in Q2 and Q3.

We ended the year with cash of approximately $40 million. At this point, we are not providing specific 2004 guidance, other than to say that we expect this trend to continue steady improvement in revenue, cash flow, and net income. I am very pleased with fourth quarter sales. We are excited about the progress our sales force has made in rebuilding our pipeline. We are confident that our future is bright, and at some point in time in the future we will be prepared to give more specific guidance.

That is the end of my presentation. My little time meter ran out a while ago. I don’t think I exceeded my time, but that is the end of the presentation, and we will be happy to take questions here if I have more time, or is it my controller? Am I out of time?

I’m out of time. We’ll move to the breakout room for your questions. Thank you all very much.

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